Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

Avnet, Inc. Reports First Quarter Fiscal Year 2010 Results
Revenue, Operating Margin and Returns Up From June Quarter
Phoenix, October 29, 2009 — Avnet, Inc. (NYSE:AVT) today reported revenue of $4.36 billion for the first quarter fiscal 2010 ended October 3, 2009, representing a decrease of 3.1% over the first quarter fiscal 2009 and a 0.6% decrease excluding the impact of changes in foreign currency exchange rates. On a pro forma (organic) basis, as defined in the Non-GAAP Financial Information Section, revenue declined 6.5% over the prior year first quarter. Net income for the first quarter fiscal 2010 was $50.9 million, or $0.33 per share on a diluted basis, as compared with net income of $90.3 million, or $0.59 per share on a diluted basis, for the first quarter last year. Included in the current and prior year quarters are restructuring, integration and other items amounting to $16.3 million after-tax, or $0.11 per share on a diluted basis and $11.4 million after-tax, or $0.08 per share on a diluted basis, respectively. Details on these items are more fully described in the Non-GAAP Financial Information section of this release. Excluding these items in both periods, net income for the current year first quarter was $67.2 million, or $0.44 per share on a diluted basis, as compared with $101.7 million, or $0.67 per share on a diluted basis, in the prior year period. Due to the Company’s 52/53-week fiscal calendar, the results for the first quarter of fiscal year 2010 included a fourteenth week as compared with the typical thirteen weeks.
Operating income for the first quarter fiscal 2010 was $89.0 million as compared with operating income of $154.6 million in the year-ago quarter. Restructuring, integration and other items amounted to $18.1 million and $9.9 million in the current and prior year quarters, respectively. Excluding these charges, operating income for the first quarter fiscal 2010 was $107.1 million as compared with $164.5 million in last year’s first quarter. Operating income as a percentage of sales, excluding the items noted above, was 2.46% in the current year first quarter as compared with 2.26% in the prior year fourth quarter and 3.66% in the prior year first quarter.
Roy Vallee, Chairman and Chief Executive Officer, commented, “While the impact of the global economic slowdown remained evident in our year-over-year revenue decline, our better than expected sequential growth rates provides additional confidence that the business environment is improving. Both operating groups delivered revenue growth at a rate that was above normal seasonality, even excluding the estimated $400 million beneficial impact of the extra week in this fiscal period. This increased volume, combined with higher productivity and record asset velocity, drove a 399 basis point sequential improvement in return on working capital, demonstrating the operating leverage we have built into our model”.
Operating Group Results
Electronics Marketing (EM) sales of $2.44 billion for the first quarter fiscal 2010 were down 9.8% year over year on a reported basis and down 8.0% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, EM first quarter revenue decreased 14.9% year over year. EM sales in the Americas and EMEA regions decreased 20.5% and 10.6%, respectively, year over year on a reported basis with EMEA’s revenue down 4.4% excluding the impact of changes in foreign currency exchange rates. EM sales in Asia increased 3.0% year over year on a reported basis. On a pro forma basis, EM sales in EMEA and Asia for the first quarter fiscal 2010 decreased 21.8% and 1.3%, respectively, year over year. EM’s operating income was $81.4 million and operating income margin was 3.34% for the first quarter fiscal 2010 as compared with operating income of $138.7 million and operating income margin of 5.13% in the prior year first quarter.
Mr. Vallee added, “EM’s sequential sales growth for the September quarter was better than normal seasonality and its year-over-year revenue decline moderated. EM Asia grew sales roughly 15% sequentially after adjusting for the extra week and improved ROWC both sequentially and year over year. In the more mature markets, EM Americas and EM EMEA delivered a sequential improvement in operating income margin, asset velocity and return on working capital. While revenue is still below year ago levels, we are encouraged by EM’s strong book to bill ratio for the quarter and the pace of bookings thus far in October.”
Technology Solutions (TS) sales of $1.92 billion for the first quarter fiscal 2010 were up 6.9% year over year on a reported basis and up 10.5% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, TS first quarter revenue was up 6.9% year over year. On a reported basis, the first quarter sales in the Americas and Asia regions were up 9.2% and 71.4%, respectively, year over year, while the EMEA region was down 9.0%. Excluding the impact of changes in foreign currency exchange rates, EMEA revenue was flat year over year. On a pro forma basis for the first quarter fiscal 2010, sales in Asia increased 70.5% year over year. TS’ operating income was $51.4 million and operating income margin was 2.68% for the first quarter fiscal 2010, as compared with operating income of $51.1 million and operating income margin of 2.85% for the prior year first quarter.
Mr. Vallee further added, “Technology Solutions delivered a solid quarter as better than expected sequential revenue growth, productivity gains, and higher asset velocity led to expanded operating income margin sequentially, record asset velocity and the highest return on working capital in seven quarters. Both the Americas and EMEA regions contributed to this improvement in profitability as IT markets continue to recover. In Asia, we continue to invest in rapid organic growth as well as value creating acquisitions as evidenced by our recent purchase of a controlling interest in the Vanda Group. With more than 600 employees and nine major offices across China including Hong Kong and Macau, Vanda expands Avnet Technology Solutions’ presence in the region and provides another foundation for growth in this fast growing IT market.”
Cash Flow
During the first quarter of fiscal 2010, the Company generated cash flow from operations of $6.2 million. As a result, the Company ended the quarter with $987 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $20 million.
Ray Sadowski, Chief Financial Officer, stated, “Both operating groups improved working capital velocity driving Avnet to record levels despite sales that are below their prior peaks. Our value-based management focus continues to produce positive cash flow generation that gives Avnet the financial strength to continue investing for growth.”
Outlook
For Avnet’s second quarter fiscal year 2010, after adjusting for the extra week in the Company’s first quarter of fiscal 2010, management expects normal seasonality at TS and slightly better than normal seasonality at EM with EM sales projected to be in the range of $2.15 billion to $2.45 billion and sales for TS projected to be between $1.95 billion and $2.25 billion. Therefore, Avnet’s consolidated sales are forecasted to be between $4.10 billion and $4.70 billion for the second quarter fiscal year 2010. Management expects second quarter fiscal year 2010 earnings to be in the range of $0.52 to $0.60 per share. The above EPS guidance does not include any potential restructuring charges or integration charges related to acquisitions. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the second quarter is $1.48 to €1.00. This compares with an average exchange rate of $1.32 to €1.00 in the prior year second quarter and $1.43 to €1.00 in the prior sequential quarter.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, risks associated with increasing foreign operations and compliance with complex and multiple sets of laws and regulations, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share (“EPS”). The Company also discloses revenue adjusted for the impact of acquisitions (“pro forma revenue” or “organic revenue”). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income, and diluted EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income, and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
First Quarter Fiscal Year 2010
Items impacting first quarter fiscal year 2010 consisted of the following:

	First Quarter Ended Fiscal 2010
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$89,000	$76,635	$50,895	$0.33
Restructuring, integration and other charges	18,072	18,072	13,202	0.09
Net increase in taxes	—	—	3,145	0.02

Total adjustments	18,072	18,072	16,347	0.11

Adjusted results	$107,072	$94,707	$67,242	0.44

Restructuring, integration and other charges impacting the first quarter of fiscal 2010 results totaled $18.1 million pre-tax, $13.2 million after tax and $0.09 per share on a diluted basis. Restructuring charges consisted of severance costs, facility exit costs, and fixed asset write-downs related to previously announced cost reduction actions. The Company recognized a reversal of excess prior year restructuring reserves and also recognized integration costs associated with acquired businesses and other charges. In addition, the Company recognized a net increase in taxes of $3.1 million related an adjustment for a prior year tax return and additional tax reserves, net of a benefit from a favorable income tax audit settlement.
First Quarter Fiscal Year 2009
Items impacting first quarter fiscal year 2009 consisted of the following:

	First Quarter Ended Fiscal 2009
	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results (1)	$154,622	$132,970	$90,339	$0.59
Restructuring, integration and other charges	9,991	9,991	8,924	0.06
Retrospective application of accounting standard	(97)	4,046	2,466	0.02

Total adjustments	9,894	14,037	11,390	0.08

Adjusted results	$164,516	$147,007	$101,729	$0.67

(1)	As adjusted for the retrospective application of an accounting standard.

Restructuring, integration and other charges impacting the first quarter of fiscal 2009 results totaled $10.0 million per-tax, $8.9 million after tax and $0.06 per share on a diluted basis and consisted of restructuring and integration charges of $5.1 million pre-tax, incremental intangible asset amortization expense of $3.8 million pre-tax and other charges of $1.1 million pre-tax. In addition, during the first quarter of fiscal 2010, the Company adopted authoritative guidance that changes the accounting for convertible debt that may be settled in cash. However, there was no impact to the fiscal 2010 consolidated financial statements because the Company’s $300.0 million 2% Convertible Senior Debentures, to which this standard applies, were extinguished in fiscal 2009. However, due to the required retrospective application to prior periods, the Company adjusted prior year comparative consolidated financial statements which resulted in incremental pre-tax non-cash interest expense of $4.1 million, $2.5 million after tax and $0.02 per share on a diluted basis in the first quarter of fiscal 2009.
Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as revenue adjusted for the impact of acquisitions to include the revenue recorded by these businesses as if the acquisitions had occurred at the beginning of fiscal 2009. Prior period revenue adjusted for this impact is presented in the following table:

	Revenue	Acquisition	Pro forma
	as Reported	Revenue	Revenue
	(in thousands)

Q1 Fiscal 2009	$4,494,450	$164,481	$4,658,931
“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Ontrack Solutions Pvt. Ltd.	TS	July 2008
Nippon Denso Industry Co., Ltd.	EM	December 2008
Abacus Group plc	EM	January 2009
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 27, 2009, Avnet generated revenue of $16.23 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	OCTOBER 3,	SEPTEMBER 27,
	2009 *	2008 *

Sales	$4,355.0	$4,494.5

Income before income taxes	76.6	133.0

Net income	50.9	90.3

Net income per share:
Basic	$0.34	$0.60
Diluted	$0.33	$0.59

*	See Notes to Consolidated Statements of Operations on Page 11.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	OCTOBER 3,	SEPTEMBER 27,
	2009 *	2008 *

Sales	$4,355,036	$4,494,450
Cost of sales	3,855,298	3,910,283

Gross profit	499,738	584,167

Selling, general and administrative expenses	392,666	419,554
Restructuring, integration and other charges (Note 1*)	18,072	9,991

Operating income	89,000	154,622

Other income (expense), net	2,917	(649)
Interest expense (Note 2*)	(15,282)	(21,003)

Income before income taxes	76,635	132,970

Income tax provision	25,740	42,631

Net income	$50,895	$90,339

Net earnings per share:
Basic	$0.34	$0.60

Diluted	$0.33	$0.59

Shares used to compute earnings per share:
Basic	151,276	150,561

Diluted	152,635	151,930

*	See Notes to Consolidated Statements of Operations on Page 11.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	OCTOBER 3,	JUNE 27,
	2009	2009

Assets:
Current assets:
Cash and cash equivalents	$987,296	$943,921
Receivables, net	2,864,450	2,618,697
Inventories	1,567,742	1,411,755
Prepaid and other current assets	161,923	169,879

Total current assets	5,581,411	5,144,252
Property, plant and equipment, net	306,308	305,682
Goodwill	550,039	550,118
Other assets	269,906	273,464

Total assets	6,707,664	6,273,516

Less liabilities:
Current liabilities:
Borrowings due within one year	50,440	23,294
Accounts payable	2,293,149	1,957,993
Accrued expenses and other	446,334	474,573

Total current liabilities	2,789,923	2,455,860
Long-term debt	957,279	946,573
Other long-term liabilities	71,822	110,226

Total liabilities	3,819,024	3,512,659

Shareholders’ equity	$2,888,640	$2,760,857

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST QUARTERS ENDED
	OCTOBER 3,	SEPTEMBER 27,
	2009	2008
Cash flows from operating activities:

Net income	$50,895	$90,339

Non-cash and other reconciling items:
Depreciation and amortization	15,647	19,139
Deferred income taxes	11,757	(5,757)
Stock based compensation	15,124	11,510
Other, net	4,504	6,890

Changes in (net of effects from businesses acquired):
Receivables	(219,366)	78,725
Inventories	(135,520)	(57,499)
Accounts payable	312,827	(140,428)
Accrued expenses and other, net	(49,642)	(8,214)

Net cash flows provided by (used for) operating activities	6,226	(5,295)

Cash flows from financing activities:
Proceeds from (repayment of) bank debt, net	29,349	(6,696)
Proceeds from other debt, net	210	2,154
Other, net	1,873	756

Net cash flows provided by (used for) financing activities	31,432	(3,786)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(10,314)	(27,578)
Cash proceeds from sales of property, plant and equipment	1,241	788
Acquisitions of operations, net of cash acquired and other	(476)	(207,384)

Net cash flows used for investing activities	(9,549)	(234,174)

Effect of exchange rates on cash and cash equivalents	15,266	(10,269)

Cash and cash equivalents:
- increase (decrease)	43,375	(253,524)
- at beginning of period	943,921	640,449

- at end of period	$987,296	$386,925

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FIRST QUARTERS ENDED
	OCTOBER 3,	SEPTEMBER 27,
	2009	2008
SALES:

Electronics Marketing	$2,438.0	$2,701.5

Technology Solutions	1,917.0	1,793.0

Consolidated	$4,355.0	$4,494.5

OPERATING INCOME (LOSS):

Electronics Marketing	$81.4	$138.7

Technology Solutions	51.4	51.1

Corporate	(25.7)	(25.2)

	107.1	164.6

Restructuring, integration and other charges	(18.1)	(10.0)

Consolidated	$89.0	$154.6

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
FIRST QUARTER OF FISCAL 2010
(1) The results for the first quarter of fiscal 2010 included restructuring, integration and other charges which totaled $18,072,000 pre-tax, $13,202,000 after tax and $0.09 per share on a diluted basis. Restructuring costs of $15,991,000 pre-tax related to the remaining cost reductions that began in fiscal 2009 and consisted of severance, facility exit costs and fixed asset write-downs associated with the exited facilities. The Company also recognized $2,931,000 of integration costs associated with acquired businesses, $1,104,000 of other charges and a reversal of $1,954,000 related to restructuring reserves established in prior years. In addition, the Company recognized a net increase in taxes of $3,145,000, or $0.02 per share on a diluted basis, related an adjustment for a prior year tax return and additional tax reserves, net of a benefit from a favorable income tax audit settlement.
The results for the first quarter of fiscal 2009 included restructuring, integration and other charges which totaled $9,991,000 pre-tax, $8,924,000 after tax and $0.06 per share on a diluted basis. Restructuring and integration costs of $5,077,000 consisted of severance and costs to exit certain facilities as part of the Company’s cost reduction actions and charges related to the integration of recently acquired businesses. Other charges included intangible asset amortization expense amounting to $3,830,000 related to the completion of the valuation of identifiable intangible assets for several acquisitions which closed during the prior fiscal year and a loss of $1,084,000 resulting from a decline in the market value of an investment.
(2) During the first quarter of fiscal 2010, the Company adopted authoritative guidance which changes the accounting for convertible debt that may be settled in cash. Upon adoption, there was no impact to the fiscal 2010 consolidated financial statements because the Company’s $300.0 million 2% Convertible Senior Debentures, to which this standard applies, were extinguished in fiscal 2009. However, due to the required retrospective application to prior periods, the Company adjusted prior year comparative financial statements which resulted in incremental pre-tax non-cash interest expense of $4,143,000 in addition to the originally reported interest expense of $16,860,000 for the first quarter of fiscal 2009. The Company also recognized a reduction in pre-tax deferred financing amortization cost of $97,000. The total impact of the retrospective application on the first quarter of fiscal 2009 was incremental charges of $4,046,000 pre-tax, $2,466,000 after tax and $0.02 per share on a diluted basis.